EXHIBIT 99.14

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST ACQUIRES $25 MILLION
MEZZANINE LOAN SECURED BY HOTEL PORTFOLIO

Transaction Highlights:
• $25 Million Mezzanine Loan Secured by 17-Hotel Portfolio
• Initial Unleveraged Yield of 11.2%
• Increases Ashford’s Mezzanine and Loan Participation Portfolio to $50 Million

DALLAS — (March 4, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the purchase of a $25 million junior mezzanine participation interest from the originator of the first mortgage, senior mezzanine and junior mezzanine loans. The junior mezzanine loan is secured by a 17-property, full service hotel portfolio totaling 5,354 rooms.

The investment will generate an initial unleveraged yield of 11.2%. The loan matures in July 2005 and provides for three one-year extension options, subject to certain conditions. Payment terms under the mezz loan are based on a 25-year amortization schedule, and the loan is locked out on prepayment until July 2005 subject to certain release price provisions.

Ashford acquired the $25 million junior mezzanine loan at par. Based on trailing 12-month net cash flow from the properties, all of which are affiliated with major upscale brands, the debt service coverage ratio at closing is approximately 1.3x for the first mortgage, senior mezzanine and the junior mezzanine loans.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “Our mezzanine lending and direct hotel investment programs are hitting stride at what we believe is the right time. We remain on target to invest our capital at yields consistent with our business plan. We have made significant progress in building a diversified portfolio through direct hotel investments, mezzanine loans and first mortgage participations. Since our IPO, we have completed $224 million of hotel acquisitions, $50 million of mezzanine and first mortgage participations and announced an additional $50 million in acquisitions that are expected to close in the first quarter. This transaction brings the total investments completed or announced to date to $324 million. The high profile nature of several of those investments, as well as the strength in pricing and initial yields bolster the confidence we have in our investment strategy.

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone: (972) 490-9600

AHT Closes on $25 Million Mezzanine Loan

March 4, 2004

“We continue to work diligently to filter the growing number of deals in the pipeline and secure the best long-term opportunities for our shareholders. Our ongoing investment allocations are strategic, striking the right balance among capital structure, debt and equity investments, location, brand and returns. This transaction is the proper mix of quality full-service hotels, solid lending partners, favorable position at 50-65% loan-to-value, improving hotel collateral and superior risk-adjusted returns. Together with an improving operating environment, particularly in regards to business travel, we expect these advantages to enhance the value of our investment.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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